Anavex advances second lead compound; initiates scale-up manufacturing of ANAVEX 1-41

HOBOKEN, NJ, June 8, 2011 – Anavex Life Sciences Corp., (“Anavex”) (OTCBB: AVXL) today announced the initiation of scale-up manufacturing of ANAVEX 1-41, its lead compound for a range of important neurological diseases and a potential back-up compound to ANAVEX 2-73 in Alzheimer’s disease.

“This is an important step in the advancement of our second lead compound.  With sufficient quantities of ANAVEX 1-41 in hand we will be in a position to advance the program and begin preclinical studies on large animals in the near term.  This is expected to take ANAVEX 1-41 an important step closer to Phase I trials in humans,” said Dr. Cameron Durrant, Executive Chairman of Anavex.  “To that end, we are pleased to have engaged Syntagon as the manufacturer for ANAVEX 1-41.  Syntagon did an outstanding job manufacturing ANAVEX 2-73, our lead compound for Alzheimer’s disease now in Phase I clinical trials.”

“In animal testing to date, ANAVEX 1-41 prevented the expression of caspase-3, an enzyme that plays a key role in apoptosis (programmed cell death) and in the loss of cells in the hippocampus, the part of the brain that regulates learning, emotion and memory. These activities involve both sigma-1 and muscarinic receptor systems through a novel mechanism of action.  We are very excited to be moving our next drug candidate along the development path,” said Dr. Angelos Stergiou, VP of Clinical Development and Medical Affairs for Anavex.

ANAVEX 1-41 has exhibited mixed pharmacological activity involving the modulation of sigma-1 and muscarinic components showing prominent anti-depressant and anti-amnesic activity and weak anti-convulsive activity at low sigma-1 agonistic doses in animal models. In addition, the modulation of sigma-1 receptors as well as sodium and chloride channels has shown neuroprotection in animal models.

The required quantities of ANAVEX 1-41 will be manufactured by Syntagon AB (“Syntagon”) under GMP conditions, the quality assurance system required in the production of medicinal products.  Syntagon has expertise, facilities and experience in conducting synthetic evaluation, crystallization screening, process development and analytical development.

Syntagon is a provider of synthetic organic chemistry services headquartered in Sodertalje, Sweden. The company has produced candidate drugs for use in preclinical studies and clinical trials for a number of major pharmaceutical clients. Syntagon works in accordance with current industry quality standards, and is inspected and approved by relevant regulatory authorities with respect to the development and manufacturing of material for use in preclinical and clinical studies.

About ANAVEX 1-41

ANAVEX 1-41 is a selective ligand for sigma-1 receptors.  Selective ligands have fewer adverse effects than non-selective ligands because they do not bind to several other receptors in addition to the one that generates the desired effect.  ANAVEX 1-41 has exhibited evidence as an anti-depressive, anti-amnesic, anti-convulsive and neuroprotective agent in animal models.

About Anavex Life Sciences Corp.
Anavex Life Sciences Corp. (www.anavex.com) is a specialty pharmaceutical company engaged in the discovery and development of novel drug candidates for the treatment of neurological diseases and cancer.  The Anavex proprietary SIGMACEPTOR™ Discovery Platform involves the rational design of drug compounds targeted to specific receptors involved in the modulation of multiple cellular biochemical signaling pathways.

The SIGMACEPTOR™-N program involves the development of novel drug candidates that target neurological and neurodegenerative diseases (Alzheimer's disease, epilepsy, depression, pain). The company's lead drug candidates exhibit high affinity for sigma receptors, which have been extensively documented as potentially valuable drug targets and have demonstrated anti-amnesic and neuroprotective properties. A portfolio of back-up compounds to ANAVEX 2-73 are also in development.

Anavex is a publicly traded company under the symbol AVXL.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that we will be in a position to advance the program and begin preclinical studies on large animals in the near term, and that we are moving our next drug candidate along the development path. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Competitors may develop better or cheaper alternatives to our products. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward-looking statements are qualified in their entirety by this cautionary statement and Anavex Life Sciences Corp. undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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